Exhibit 10.1
Separation Agreement and General Release
This Separation Agreement and General Release (this “Agreement”) is entered into on October 19, 2010, by and between Christopher Mengler, R.Ph. (the “Executive”) and Impax Laboratories, Inc. (the “Company”).
In consideration of the mutual promises, agreements and representations contained herein, and intending to be legally bound hereby, the Executive and the Company agree as follows:
1. Confirmation of Termination. The Executive’s employment with the Company will terminate as of October 19, 2010 (the “Termination Date”). The Executive acknowledges that the Termination Date is the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company except as otherwise set forth in this Agreement. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment, after the Termination Date. The Executive agrees that he will not seek employment with the Company at any time in the future.
2. Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer of the Company and any of its affiliates and from any positions held with any other entities at the direction or request of the Company or any of its affiliates. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.
3. Termination Benefits. Upon the Executive’s execution and delivery of this Agreement and failure to revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to receive the following payments and benefits (the "Termination Benefits”) from the Company, subject to taxes and all applicable withholding requirements:
(a) $650,000, to be paid in a lump sum on or before November 30, 2010, which payment the Executive and the Company believe constitutes a short term deferral within the meaning of Section 409A of the Internal Revenue Code;
(b) the immediate vesting of those unvested stock options and restricted stock previously granted to the Executive that are scheduled to vest within 12 months following the Termination Date, which the Executive acknowledges consists of 26,875 stock options and 10,750 shares of restricted stock;
(c) the right to exercise all vested stock options held by the Executive for six months following the Termination Date, notwithstanding any provision to the contrary in the related option agreements; and

(d) for a period of 12 months following the Termination Date, all group life, disability, hospital, surgical and major medical insurance benefits received by the Executive immediately prior to the Termination Date.
Notwithstanding anything herein to the contrary, the Executive’s right to receive the Amounts and Benefits (as defined in the Employment Agreement effective as of January 1, 2010 between the Company and the Executive (the “Employment Agreement”) shall not be subject to Executive’s execution and delivery of this Agreement. The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company, except as provided above.
4. General Releases and Waiver. (a) In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Agreement and any and all liability that any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including (a) any claim under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claim under the California Fair Employment and Housing Act and any other provision of the California Labor Law, all as amended; (c) any claim under any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws; and (d) any claim for attorneys’ fees, costs, disbursements and/or the like related to such claims. The foregoing release includes any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer of the Company, or as a result of the termination of such relationships. The Executive further agrees that he will not file or permit to be filed on his behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, the foregoing release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee. However, by executing this Agreement, the Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on his behalf. The foregoing release is for any relief, no matter how denominated, including injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages; provided, however, that the release shall not apply to (i) the obligation of the Company to provide the Executive with the Amounts and Benefits and the Termination Benefits; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including the Executive’s rights under Section 8 of the Employment Agreement; (iii) any right Executive may have to be defended from, and to be indemnified for, any costs of defense against any claim or action, by a private or governmental agency or party, arising from or related to the Executive’s service with the Company, or any events transpiring or actions taken during or related to the Executive’s period of service with the company, whether such actions were by the Executive or others; or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.
(b) In consideration of the Executive’s general release, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company hereby releases, remises, and acquits the Executive from any and all claims, known or unknown, which the Company has or may have against the Executive arising on or prior to the date of this Agreement (including any claim for recovery of a portion of Executive’s hiring bonus pursuant to the Company’s offer of employment dated November 12, 2008) and any and all liability that the Executive may have to the Company, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated.
5. Continuing Covenants of Executive. The Executive acknowledges and agrees that he remains subject to the provisions of Section 7 of the Employment Agreement, which shall remain in full force and effect for the periods set forth therein.
6. Additional Covenant of the Company. The Company agrees to take such steps as may reasonably be required to enable the Executive to retain for his personal use the mobile telephone number (845) 216-1596.
7. Heirs and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.
8. Miscellaneous. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that, except as otherwise set forth herein, this Agreement constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the parties after the Agreement Effective Date (as defined below). Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9. Knowing and Voluntary Waiver. The Executive acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider it for at least 21 days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven days within which to revoke this Agreement (as described in Section 10) after signing it and (g) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.
10. Effective Time of Agreement. The Executive may accept this Agreement by signing it and delivering it to the Company within 21 days of his receipt hereof. After executing this Agreement, the Executive will have seven days (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so in writing delivered to the Company by no later than 5:00 p.m. EST on the seventh day following the date on which he executes and delivers this Agreement. The effective date of this Agreement shall be the eighth day after the Executive executes and delivers this Agreement (the “Agreement Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Agreement or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

IMPAX LABORATORIES, INC.
By:	/s/ Arthur A. Koch
Senior Vice President, Finance

/s/ Christopher Mengler
Christopher Mengler, R.Ph.

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